Exhibit 21.1

List of Resolve Staffing, Inc. Subsidiaries

Five Star Staffing, Inc.

Five Star Staffing NY, Inc.

American Staffing Resource, Ltd.

Steve’s Staffing, LLC. dba Star Personnel

Kft, Inc. dba Power Personnel